Exhibit 10.6
October 14, 2010
VIA HAND DELIVERY
Thomas A. Gilbride
13900 South Park Blvd., Unit 14
Shaker Heights, OH 44120
Dear Tom:
     As you know, you and Hawk Corporation (“Hawk”) are parties to a Change in Control Agreement dated as of August 14, 2006 (the “Original Agreement”), and the First Amendment to Change in Control Agreement dated as of December 29, 2008 (the “Amendment”) (collectively, the Original Agreement and the Amendment are referred to herein as the “Amended Original Agreement”). This letter (“Letter Agreement”) supplements the Amended Original Agreement.
     Notwithstanding anything to the contrary in the Amended Original Agreement, the Corporation (as defined in the Amended Original Agreement) agrees that, during the period from the Effective Date (as defined below) through July 2, 2011 (the “Employment Period”), it shall not, and shall cause its subsidiary Friction Products Company not to, terminate your employment for any reason other than Cause (as defined in the Amended Original Agreement). For purposes of this Letter Agreement, the “Effective Date” shall have the meaning set forth in the Agreement and Plan of Merger by and among, Hawk, Carlisle Companies Incorporated, a Delaware corporation, and HC Corporation a Delaware corporation, dated as of the date hereof.
     Except to the extent specifically modified in this Letter Agreement, each and every provision of the Amended Original Agreement remains in full force and effect. For clarity, if for any reason you have grounds to terminate your employment for “Good Reason” (as defined in the Amended Original Agreement) at any time prior to July 2, 2011, you shall not waive or be deemed to have waived any rights to terminate your employment for Good Reason if you delay such termination to any date on or after July 2, 2011, or do not provide any notice with respect to such a Good Reason termination prior to July 2, 2011.
     This Letter Agreement and all rights hereunder shall be governed by, and construed and interpreted with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State. The parties intend to and hereby do confer exclusive jurisdiction upon the courts of any jurisdiction located within Cuyahoga County, Ohio to determine any dispute arising out of related to this Letter Agreement, including the enforcement and the breach hereof. In the event of any conflict between the terms of the Amended Original Agreement and this Letter Agreement, the terms of this Letter Agreement shall prevail.
<Signature page follows>

     If the foregoing is acceptable, please sign and date this Letter Agreement in the space provided below, and return a signed copy to me.
Sincerely yours,

Hawk Corporation
By:	/s/ Ronald E. Weinberg
	Name:	Ronald E. Weinberg
	Title:	Chairman of the Board and CEO

Accepted and Agreed to by Thomas A. Gilbride

/s/ Thomas A. Gilbride Date: October 14, 2010

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